Exhibit 99.1

Kindred Biosciences Announces Fourth Quarter and Year-End 2016 Financial Results
San Francisco, CA (March 1, 2017) Kindred Biosciences, Inc. (NASDAQ: KIN) (KindredBio), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the fourth quarter and full year ended December 31, 2016.
“We are very pleased with the progress of Mirataz™ and Zimeta™, including the recently announced approval of the efficacy technical section for Mirataz,” stated Richard Chin, M.D., President and CEO of KindredBio. “We are looking forward to the transition to a commercial-stage company in 2017, with the anticipated approval and launch of two products in the second half of the year, assuming that the regulatory review proceeds as expected. Zimeta (for the control of fever in horses) and Mirataz (for the management of weight loss in cats) are expected to be the first products approved by the Food and Drug Administration for their respective indications. Our robust cash position supports our deep pipeline, with readouts from multiple pilot studies and the initiation of additional pivotal studies expected this year. In addition, our state-of-the art GMP biologics manufacturing plant is in the final stages of commissioning, which will mark an important milestone for our biologics program.”
Development and Corporate Milestones
With more than 20 programs in development, KindredBio continues to advance a diversified portfolio of validated molecules in a capital efficient manner. Recent highlights include:

•	KindredBio is preparing for the commercial launch of Mirataz (mirtazapine transdermal ointment) for the management of weight loss in cats.

All three major technical sections of the New Drug Application (NADA) have been filed. KindredBio received approval of the technical section for effectiveness from the Food and Drug Administration (FDA) in February. The Company has responded to comments from the FDA regarding the Chemistry, Manufacturing and Controls (CMC) technical section, and is awaiting feedback from the FDA on its safety technical section. The Company expects approval of Mirataz in the second half of 2017, assuming the FDA finds the submissions acceptable, and the launch of the drug shortly after approval. The regulatory approval is expected, but is subject to the typical risks inherent in such a process.

Mirataz is expected to be the first FDA-approved product for the management of weight loss in cats, a serious and potentially fatal condition that is the leading cause of visits to the veterinarian for cats.

•	KindredBio is preparing for the commercial launch the IV form of Zimeta (dipyrone injection) for the control of pyrexia (fever) in horses.
All three major technical sections of the NADA have been submitted to the FDA. The Company received the technical section complete letter for effectiveness from the FDA in October and has also responded to comments from the FDA regarding the CMC and safety technical sections. Approval of Zimeta is anticipated in the second half of 2017, assuming the FDA finds the responses acceptable, with the launch of the drug shortly after approval. The regulatory approval is expected, but is subject to the typical risks inherent in such a process.
Zimeta is expected to be the first FDA-approved product for the control of fever in horses, a significant unmet medical condition that affects millions of horses each year.

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The pivotal trial for the oral form of Zimeta (dipyrone oral gel) is expected to start in the first half of this year. Zimeta Oral is expected to expand the use of the drug and build upon the success of Zimeta IV.

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The pilot field study of epoCat™ (feline recombinant erythropoietin) for the control of non-regenerative anemia in cats continues to enroll patients. Anemia is a common condition in older cats which is often associated with chronic kidney disease, resulting in decreased levels of endogenous erythropoietin. epoCat is a recombinant protein that has been specially engineered by KindredBio with a prolonged half-life compared to endogenous feline erythropoietin.

Exhibit 99.1

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The first pilot field study of KIND-014 for the treatment of equine gastric ulcers has been completed. Based on the study results, the Company is optimizing its formulation and expects to initiate the next pilot field study in the second quarter of this year.

•	A pilot field study with the new formulation of KIND-015 for the management of clinical signs associated with equine metabolic syndrome is expected to commence by the second quarter of this year.

•	The second stage of the pilot field study of KIND-011, an anti-TNF monoclonal antibody targeting sick or septic foals, is planned to commence in the first quarter of this year.

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The pilot field study of atopic dermatitis in dogs, to assess safety and efficacy of several anti-cytokine antibodies continues to enroll patients. Based on the results, KindredBio will select certain product candidate(s) for further development.

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KindredBio’s antibodies against cytokines and immune checkpoints continue to progress on track, with initial pilot studies for some expected in 2017. KIND-Bodies, a novel biologics scaffold with certain advantages over antibodies, including bispecific binding, is also proceeding on track.

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Construction is now complete and commissioning is underway at the state-of-the-art GMP biologics manufacturing plant. The Company anticipates proceeding to cGMP manufacturing in mid-2017. This facility is believed to be one of the first in the world dedicated to veterinary biologics.

Fourth Quarter and Full Year 2016 Financial Results
For the quarter ended December 31, 2016, KindredBio reported a net loss of $5.8 million, or $0.29 per share, compared to a net loss of $6.4 million, or $0.32 per share, for the same period in 2015. Research and development expenses for the fourth quarter of 2016 totaled $3.5 million, compared to $4.6 million for the same period in 2015. General and administrative expenses for the fourth quarter of 2016 were $2.4 million, compared to $1.9 million for the same period in 2015.
For the year ended December 31, 2016, KindredBio reported a net loss of $22.5 million, or $1.13 per share, versus a net loss of $27.1 million, or $1.37 per share, for the same period in 2015.
Research and development expenses for the year ended December 31, 2016 were $13.9 million compared to $19.4 million in 2015. Stock-based compensation expense related to research and development was $1.5 million, versus $1.9 million in 2015. The $5.5 million year-over-year decrease in research and development expenses was primarily due to lower payroll and related expenses following a reduction in headcount along with lower clinical trial costs and stock-based compensation expense. 2015 expenses included pivotal field trial costs for SentiKind and Zimeta.
General and administrative expenses for the year ended December 31, 2016 were $8.3 million compared to $7.9 million in 2015. General and administrative stock-based compensation expense was $2.2 million in 2016, versus $2.3 million in 2015. The $0.4 million increase in general and administrative expenses was related to increased headcount including higher marketing and corporate expenses as the Company has initiated pre-launch activities and the build-out of a small commercial team. The increase was offset in part by lower consulting and professional fees, as well as reduced stock-based compensation expense.

The Company recorded a restructuring charge of $655,000 for payroll related costs, which was paid in the first quarter of 2016, in order to streamline its development programs and extend its cash runway.
As of December 31, 2016, KindredBio had $57.8 million in cash, cash equivalents and investments. Net cash used in operating activities for 2016 was approximately $18.8 million. The Company also invested approximately $1.6 million in capital expenditures for the build-out of its GMP biologics manufacturing facility.
With respect to spending in 2017, the Company is preparing for the commercial launches of Mirataz and Zimeta, and will continue to spend on its core pipeline and programs. Accordingly, for 2017 the Company expects expenses of between $30 million and $32 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for 2017 include the build-out of a small commercial team, and preparations for distribution, commercial scale-up and manufacturing for Mirataz and Zimeta. Additionally, KindredBio plans to focus on the development of epoCat, KIND-014, KIND-015 and KIND-011, as well as the necessary manufacturing requirements for its biologics program.
Webcast and Conference Call

Exhibit 99.1

KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 64461689. The call will also be webcast live at http://edge.media-server.com/m/p/oxntfqa9. A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2016	2015	2016	2015
	(Unaudited)			
Operating costs and expenses:				
Research and development	3,509	4,579	13,861	19,412
General and administrative	2,401	1,881	8,308	7,850
Restructuring costs	-	-	655	-
Total operating costs and expenses	5,910	6,460	22,824	27,262
Loss from operations	(5,910)	(6,460)	(22,824)	(27,262)
Interest and other income, net	101	40	325	132
Net loss	$ (5,809)	$ (6,420)	$ (22,499)	$ (27,130)
Basic and diluted net loss per common share	$ (0.29)	$ (0.32)	$ (1.13)	$ (1.37)
Shares used to calculate basic and diluted net loss per common share	19,900	19,816	19,873	19,773